EXHIBIT 21
SIGNIFICANT SUBSIDIARIES OF REGISTRANT

Mercy Air Service, Inc., a California corporation (Mercy Air)

LifeNet, Inc., a Missouri corporation (LifeNet)

Rocky Mountain Holdings, LLC, a Delaware limited liability company (RMH)

United Rotorcraft Solutions, LLC, a Texas limited liability company (URS)

Omniflight Helicopters, Inc., a Delaware corporation (Omniflight)